Exhibit 2.3

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

by and among

InfraSource Underground Construction, LLC

Mueller Pipeliners, Inc.

Iowa Pipeline Associates, Inc.

EnStructure Corporation

and

SEMCO Energy, Inc.

Dated as of

September 3, 2004

Exhibits

A	Form of Bill of Sale
B	Form of Assignment and Assumption Agreement
C	[Intentionally Omitted]
D	Form of Opinion of Seller’s Counsel
E	Form of Exclusivity Agreement
F	[Intentionally Omitted]
G	Form of Transition Agreement
H	[Intentionally Omitted]
I	Illustration of the Calculation of Net Working Capital
J	Employment Agreements

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of September 3, 2004, is entered into by and among InfraSource Underground Construction, LLC, a Delaware limited liability company (the “Purchaser”), Iowa Pipeline Associates, Inc., a Michigan corporation (the “Seller”), Mueller Pipeliners, Inc., a Delaware corporation (“Mueller”), EnStructure Corporation, a Michigan corporation (“EnStructure”) and SEMCO Energy, Inc., a Michigan corporation (the “Parent”).  Certain capitalized terms used in this Agreement have the meanings assigned to them in Article XII.

WHEREAS, the Seller is a direct, wholly owned subsidiary of EnStructure and an indirect, wholly owned subsidiary of the Parent;

WHEREAS, the Seller is engaged in the business of providing underground construction services, including, but not limited to, multiple utility installation, plowing and placement, directional boring, pneumatic pushing, new or replacement services, and emergency response (the “Business”);

WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase, acquire and assume from the Seller, certain assets and liabilities of the Seller related to the Business on the terms and subject to the conditions set forth herein;

WHEREAS, the Purchaser has assigned certain of its rights and interests hereunder to Mueller; and

WHEREAS, the parties desire to amend and restate the Asset Purchase Agreement, dated July 30, 2004, pursuant to Section 13.2 thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1             Purchase and Sale of the Purchased Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire from the Seller all of the Seller’s right, title and interest of the Seller and, as applicable, its Affiliates in and to all of the assets and properties of the Seller and, as applicable, its Affiliates of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, used or held for use in connection with the Business, as the same shall exist on the Closing Date, including all goodwill related thereto (the “Purchased Assets” and specifically excluding the Excluded Assets), free and clear of all Encumbrances, including, without limitation, the following:

(a)           all machinery, equipment, vehicles, supplies, office furniture and office equipment, fixtures, equipment, tools, telecommunications equipment, computers and accessories;

(b)           all Contracts listed on Part 1.1(b) of the Disclosure Schedule (the “Assigned Contracts”);

(c)           all Permits to the extent transferable to the Purchaser;

(d)           all Receivables;

(e)           all Materials and Supplies;

(f)            all Company Intellectual Property and all computer software (including, without limitation, documentation and related object and source codes);

(g)           the Owned Real Property, together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto;

(h)           the Seller’s interest, as lessee, in the Leased Real Property to the extent the Leases related to such Leased Real Property are Assigned Contracts;

(i)            all Business Records;

(j)            telephone, telecopy and e-mail addresses and listings;

(k)           all rights of the Seller to its corporate name, Iowa Pipeline Associates, Inc., and derivations and variants thereof;

(l)            all rights of EnStructure to its corporate name, EnStructure Corporation, and derivations and variants thereof; and

(m)          all rights related to the Purchased Assets and all Causes of Action.

Section 1.2             Excluded Assets.  Notwithstanding Section 1.1 or anything else in this Agreement, the following assets (collectively, the “Excluded Assets”) shall be excluded from the Purchased Assets, and shall not be assigned or transferred to the Purchaser:

(a)           any insurance policies maintained by the Seller and all rights thereunder and any prepayments related thereto;

(b)           any assets constituting any pension or other funds for the benefit of employees of the Seller;

(c)           corporate charter, minute books and stock record books;

(d)           any claims and rights against third parties (including, without limitation, insurance carriers) to the extent they relate to Excluded Liabilities;

(e)           the assets specifically listed on schedule Part 1.2(e) of the Disclosure Schedule;

(f)            all of Seller’s right to the computer software leased from J.D. Edwards or its successors or used pursuant to nontransferable licenses;

(g)           all deferred Taxes and Tax refunds, all prepayments of Taxes and Tax deposits;

(h)           all rights under any change of control agreement or stay-put bonus arrangement with or for the benefit of the Seller’s employees, including, but not limited to, those set forth on Part 3.10(d) of the Disclosure Schedule;

(i)            all prepaid assets; and

(j)            cash, cash equivalents and short-term investments on hand or in bank accounts.

Section 1.3             Assumed Liabilities.  At the Closing, the Purchaser shall assume and agree to discharge only the following Liabilities of the Seller (the “Assumed Liabilities”):

(a)           all trade account payables (consisting of only (i) Accounts Payable-Vouchered, (ii) Accounts Payable-Unvouchered, and (iii) Accounts Payable-Retainage Payable) to the extent reflected as a current liability on the Closing Date Balance Sheet (other than a trade account payable to any Affiliate of the Seller) that remains unpaid at and is not delinquent as of the Closing Date;

(b)           subject to Section 1.5 hereof, all obligations under the Assigned Contracts that arise out of the conduct of the Business by the Purchaser after the Closing Date;

(c)           all customer advance payments related to Assigned Contracts to the extent reflected as a current liability on the Closing Date Balance Sheet;

(d)           all excess billings related to Assigned Contracts to the extent reflected as a current liability on the Closing Date Balance Sheet; and

(e)           all jobsite clean-up costs related to work that has been performed under Assigned Contracts to the extent reflected as a current liability on the Closing Date Balance Sheet.

Section 1.4             Excluded Liabilities.  The Purchaser shall not assume or be obligated to perform or otherwise discharge any obligations or Liabilities of the Seller or its Affiliates, including any Pre-Closing Liability or any other Liability arising out of the ownership or leasing of the Business or Purchased Assets, or any portion thereof, prior to the Closing, except for the Assumed Liabilities (the “Excluded Liabilities”).

Section 1.5             Nonassignability and Consents.  To the extent that any Purchased Asset to be sold, conveyed, assigned, transferred or delivered to the Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered without the Consent of the issuer thereof or the other party thereto, or any third person (including a Governmental Entity), or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or termination right thereof or a violation of any Legal Requirement, except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery thereof.  If any such Consent shall not be obtained as a result of the foregoing, or if any attempted assignment of any such Purchased Asset to the Purchaser would be ineffective so that the Purchaser would not in fact receive all such rights, the Seller, the Parent and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain the benefits thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Seller, at the Purchaser’s expense, would enforce for the benefit of the Purchaser, with the Purchaser assuming all of the Seller’s obligations thereunder, any and all rights of the Seller against a third party thereto.  From and after the Closing Date, the Seller will promptly pay to the Purchaser when received all monies received by the Seller under any Purchased Asset or any claim or right or any benefit arising thereunder.

Section 1.6             The Purchase Price.  Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Purchased Assets and in addition to the Purchaser’s assumption of the Assumed Liabilities, the Purchaser shall pay or cause to be paid to the Seller the aggregate purchase price equal to Six Million Eighty-Five Thousand Dollars ($6,085,000) (the “Purchase Price”), payable in the manner set forth in Section 2.5(b)(i).  The Purchase Price shall be subject to further adjustment following the Closing pursuant to Sections 1.7 and 11.7 hereof.

Section 1.7             Post-Closing Adjustment.

(a)           As promptly as practicable after the Closing (but in no event later than sixty (60) Business Days following the Closing Date), the Purchaser shall cause to be prepared and delivered to the Parent the balance sheet of each of the Sellers under the Acquisition Agreements as of the close of business on the Closing Date including only those items in the definition of Net Working Capital, prepared in accordance with GAAP consistently applied (except as the definition of Net Working Capital varies from GAAP, in which case the definition of Net Working Capital shall control) (the “Closing Date Balance Sheet”), and a calculation based on the Closing Date Balance Sheet of the Closing Date Net Working Capital and the Adjustment Amount (the “Adjustment Amount Calculation”), specifying in reasonable detail such calculations.

(i)            Within thirty (30) Business Days after delivery to the Parent of the Closing Date Balance Sheet and the Adjustment Amount Calculation, the Parent shall have the right to furnish to the Purchaser a statement (the “Objection Notice”) setting forth in reasonable detail any objections it has to the Adjustment Amount Calculation.  The Parent may object to the Adjustment Amount Calculation solely on the basis of computational errors or that it was not prepared in accordance with GAAP, as modified by the definition of Net Working Capital.  If no Objection Notice is received by the Purchaser within such thirty (30) Business Day period or if the Parent notifies the Purchaser in writing that the Adjustment Amount Calculation is acceptable, then the Adjustment Amount Calculation shall be deemed to have been accepted by the Parent and shall become final and binding upon the parties hereto.

(ii)           If within twenty (20) Business Days after the delivery of the Objection Notice, the Purchaser and the Parent are unable to agree to an Adjustment Amount and Adjustment Amount Calculation, they shall engage the Chicago, Illinois office of KPMG LLP or, if it is unable or unwilling to serve, another nationally recognized accounting firm mutually acceptable to the Purchaser and the Parent (the “Independent Firm”) to resolve any disputes regarding the Adjustment Amount or the Adjustment Amount Calculation.  The

Purchaser and the Parent will direct the Independent Firm to render a written determination within twenty (20) Business Days of its retention, and the Purchaser and the Parent and their respective agents will cooperate with the Independent Firm during its engagement.  The Independent Firm will consider only those issues related to the Adjustment Amount or Adjustment Amount Calculation that the Purchaser and the Parent have been unable to resolve.  The determination of the chosen Independent Firm will be conclusive and shall become final and binding upon the parties hereto and any amounts owing as a result thereof shall be paid in accordance with subparagraph (b) below.  The Parent and the Purchaser shall each pay one half of the fees and expenses of such Independent Firm.

(b)           If the Adjustment Amount is a positive number, the Purchaser shall pay by wire transfer of immediately available funds to a bank account designated by the Parent to the Parent (or to such Seller as the Parent shall direct in writing) within five (5) Business Days of the final determination of the Adjustment Amount in accordance with subparagraph (a) above the Adjustment Amount with simple interest from the Closing Date through the date of payment at the Applicable Interest Rate.  If the Adjustment Amount is a negative number, the Parent shall pay or cause to be paid by wire transfer of immediately available funds to a bank account designated by the Purchaser to the Purchaser within five (5) Business Days of the final determination of the Adjustment Amount in accordance with subparagraph (a) above the Adjustment Amount with simple interest from the Closing Date through the date of payment at the Applicable Interest Rate.

Section 1.8             Allocation of Purchase Price.  The Purchase Price will be allocated among the Purchased Assets, goodwill and the covenant not to compete as set forth on Part 1.8 of the Disclosure Schedule.  After the Closing, the parties shall make consistent use of the allocation specified in Part 1.8 of the Disclosure Schedule for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  The Purchaser shall prepare and deliver IRS Form 8594 to the Seller as soon as reasonably practicable after the Adjustment Amount Calculation becomes final pursuant to Section 1.7 hereof and the Seller shall file such form with the IRS.  In any Proceeding related to the determination of any Tax, neither the Purchaser nor the Parent, EnStructure or the Seller shall contend or represent that such allocation is not a correct allocation.  Any Adjustment Amount shall be allocated pro rata among the Seller, Sub-Surface Construction Co. and Flint Construction Company based upon the target net working capital amount for each such company set forth in Part 1.8 of the Disclosure Schedule.

Section 1.9             Risk of Loss.  The risk of loss prior to the Closing rests with the Seller and the Seller covenants to keep and maintain during such period property and casualty insurance in an amount not less than the coverage amount currently maintained.  In the event that any of the Purchased Assets are unavailable for delivery to the Purchaser on the Closing Date as a result of risks for which the Purchased Assets were insured by the Seller, the Purchaser may at its option elect:  (i) to require the Seller to deliver to the Purchaser assignments of the Seller’s rights under its insurance policies, if any applicable to such Purchased Assets and to close on that basis; or (ii) to not close due to the failure of a condition to closing if the loss results, or reasonably can be expected to result, in a Material Adverse Effect.  The Seller hereby agrees to make such assignment of rights if the Purchaser so elects.

ARTICLE II

THE CLOSING

Section 2.1             The Closing.  Unless this Agreement is terminated pursuant to Section 10.1 hereof, the closing of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103-7599 at 10:00 a.m., Pennsylvania time, three (3) Business Days following the satisfaction or waiver of all conditions to closing set forth in Article IX, unless satisfaction or waiver of all conditions precedent to the Closing set forth in Article IX occurs within five (5) days of the end of a calendar month, in which case the Closing shall occur on the last Business Day of such month, unless another date or place is agreed in writing by the Seller and the Purchaser.  Notwithstanding anything to the contrary in this Agreement, the Closing will be deemed to have taken place at 11:59 p.m. (local time) on the Closing Date.  Without limiting the generality of the foregoing, upon consummation of the transactions contemplated by this Agreement, all right, title and interest in and to the Purchased Assets, and risk of loss with regard thereto, will be deemed to have been passed to the Purchaser at 11:59 p.m. (local time) on the Closing Date.

Section 2.2             Deliveries by Seller.  At the Closing, the Seller shall execute and deliver or cause to be delivered, as applicable, to the Purchaser:

(a)                                  a bill of sale substantially in the form of Exhibit A attached hereto (the “Bill of Sale”);

(b)           an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”);

(c)           an assignment and assumption agreement for each interest of Seller, as lessee, in Leased Real Property to the extent such Leased Real Property is being assigned to the Purchaser hereunder in form and substance satisfactory to the Purchaser (collectively, the “Lease Assignments”);

(d)                                 a receipt for the Purchase Price;

(e)           all Consents required herein, including those required for the assignment to the Purchaser of the Assigned Contracts, including, without limitation, landlord consents in connection with the Subleases;

(f)            a certification of non-foreign status for the Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

(g)                                 certificates of title to all vehicles included in the Purchased Assets with assignments to the Purchaser;

(h)           true and complete copies, certified by the Secretary or an Assistant Secretary of Seller, of the (i) resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the other documents contemplated hereby to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby and (ii) Bylaws of the Seller;

(i)            a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the other documents contemplated hereby to which the Seller is a party to be delivered hereunder;

(j)            a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Sections 9.2(a) and (b) with respect to the representations and warranties contained in Article III hereof and the covenants and obligations of the Seller;

(k)                                  [Intentionally Omitted];

(l)            an opinion of Loomis, Ewert, Parsley, Davis & Gotting, P.C., counsel to the Seller and the Parent, dated the Closing Date, substantially in the form of Exhibit D attached hereto;

(m)                               [Intentionally Omitted];

(n)                                 the confidentiality letters and contracts required to be delivered pursuant to Section 8.1(c) hereof;

(o)           for each interest in Owned Real Property, a recordable warranty deed in form and substance satisfactory to the Purchaser and its counsel; and

(p)           any additional documents or instruments as the Purchaser may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer, conveyance, subleasing and delivery of the Purchased Assets to the Purchaser and to put the Purchaser in actual possession or control of the Purchased Assets.

Section 2.3             Deliveries by EnStructure.  At the Closing, EnStructure shall execute and deliver or cause to be delivered, as applicable, to the Purchaser:

(a)           true and complete copies, certified by the Secretary or an Assistant Secretary of EnStructure, of the (i) resolutions duly and validly adopted by the Board of Directors of EnStructure evidencing its authorization of the execution and delivery of this Agreement and the other documents contemplated hereby to which EnStructure is a party and the consummation of the transactions contemplated hereby and thereby and (ii) Bylaws of EnStructure;

(b)           a certificate of the Secretary or an Assistant Secretary of EnStructure certifying the names and signatures of the officers of EnStructure authorized to sign this Agreement and the other documents contemplated hereby to which EnStructure is a party to be delivered hereunder;

(c)           a certificate of a duly authorized officer of EnStructure certifying as to the matters set forth in Sections 9.2(a) and (b) with respect to the representations and warranties contained in Article III and Article IV hereof and the covenants and obligations of EnStructure; and

(d)           any additional documents or instruments as the Purchaser may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer, conveyance, subleasing and delivery of the Purchased Assets to the Purchaser and to put the Purchaser in actual possession or control of the Purchased Assets.

Section 2.4             Deliveries by the Parent.  At the Closing, the Parent shall execute and deliver or cause to be delivered, as applicable, to the Purchaser:

(a)           the Exclusivity Agreement substantially in the form of Exhibit E attached hereto (the “Exclusivity Agreement”);

(b)           the Main and Service Construction Contract substantially in the form of Exhibit F attached to that certain Asset Purchase Agreement, dated the date hereof, by and among the Seller, Sub-Surface Construction Co., EnStructure and the Parent (the “Services Agreement”);

(c)           the Transition Services Agreement substantially in the form of Exhibit G attached hereto (the “Transition Agreement”);

(d)                                 [Intentionally Omitted];

(e)           true and complete copies, certified by the Secretary or an Assistant Secretary of the Parent, of the (i) resolutions duly and validly adopted by the Board of Directors of the Parent evidencing its authorization of the execution and delivery of this Agreement and the other documents contemplated hereby to which the Parent is a party and the consummation of the transactions contemplated hereby and thereby and (ii) Bylaws of the Parent;

(f)            a certificate of the Secretary or an Assistant Secretary of the Parent certifying the names and signatures of the officers of the Parent authorized to sign this Agreement and the other documents contemplated hereby to which the Parent is a party to be delivered hereunder;

(g)           a certificate of a duly authorized officer of the Parent certifying as to the matters set forth in Sections 9.2(a) and (b) with respect to the representations and warranties contained in Article III and Article V hereof and the covenants and obligations of the Parent; and

(h)           any additional documents or instruments as the Purchaser may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer, conveyance, subleasing and delivery of the Purchased Assets to the Purchaser and to put the Purchaser in actual possession or control of the Purchased Assets.

Section 2.5             Deliveries by the Purchaser.

(a)           At the Closing, the Purchaser shall execute and deliver or cause to be delivered, as applicable, to each of the Seller, EnStructure and the Parent:

(i)            a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the other documents contemplated hereby to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby;

(ii)           a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents contemplated hereby to which the Purchaser is a party to be delivered hereunder;

(iii)          a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Sections 9.3(a) and (b); and

(iv)          any additional documents or instruments as the Seller, EnStructure or the Parent may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Purchaser and to put the Purchaser in actual possession or control of the Purchased Assets.

(b)                                 At the Closing, the Purchaser shall execute and deliver or cause to be delivered, as applicable, to the Seller:

(i)            the Purchase Price by wire transfer of immediately available funds to a bank account designated by the Seller, such designation to be made not less than two (2) days prior to the Closing Date;

(ii)                                  executed counterparts of the Assignment and Assumption Agreement; and

(iii)                               executed counterparts of the Lease Assignments.

(c)           At the Closing, the Purchaser shall execute and deliver or cause to be delivered, as applicable, to the Parent executed counterparts of:

(i)                                     the Exclusivity Agreement;

(ii)                                  the Services Agreement;

(iii)                               the Transition Agreement; and

(iv)                              the Lease Assignments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
REGARDING THE SELLER

As an inducement to the Purchaser to enter into this Agreement and to consummate the Transactions, each of the Seller, EnStructure and the Parent, jointly and severally, represents and warrants to the Purchaser that all of the statements contained in this Article III are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date.  Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

Section 3.1             Organization; Qualification of the Seller.  The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan; (ii) has all requisite power and authority to carry on its business as it is being and as it is currently proposed to be conducted and to own and use the properties and assets it now owns; (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the ownership and use of its property or the conduct of its business requires such qualification, except where the failure to so qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) has all requisite power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which the Seller is a party and perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which the Seller is a party.  The Seller has heretofore delivered to the Purchaser complete and correct copies of its articles of incorporation and bylaws of the Seller as presently in effect.  Part 3.1 of the Disclosure Schedule sets forth each jurisdiction in which the Seller is qualified to do business as a foreign corporation.

Section 3.2             Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

(a)           Each of this Agreement and the other documents contemplated hereby to which the Seller is a party has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           Neither the execution, delivery or performance of this Agreement or any other document contemplated hereby by the Seller nor the consummation by the Seller of any of the Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Seller, or (B) any resolution adopted by the Board of Directors or the stockholder of the Seller;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Seller, or any of the assets owned or used by the Seller, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Seller or that otherwise relates to the Business, or any of the Purchased Assets;

(iv)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract or contract to which the Seller is a party; or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

(c)           Except as set forth in Part 3.2(c) of the Disclosure Schedule, the Seller is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the other documents contemplated hereby or the consummation of any of the Transactions.

Section 3.3                                      Financial Statements.

(a)           Part 3.3(a) of the Disclosure Schedule sets forth complete and accurate copies of the unaudited balance sheets of the Seller as of June 30, 2004, May 31, 2004 (the “Balance Sheet Date”, and such unaudited May 31, 2004 balance sheet, the “Balance Sheet”), December 31, 2003, December 31, 2002 and December 31, 2001, and the related unaudited statements of income for the respective periods then ended (all of the financial statements referred to in this Section 3.3(a) being hereinafter collectively referred to as the “Financial Statements”).

(b)           The Financial Statements have been prepared from, are in accordance with and accurately reflect the books and records of the Seller.  Except as set forth on Part 3.3(b) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods presented and present fairly the financial condition and results of operations of the Seller as of the dates and for the periods referred to therein.  To the Knowledge of Seller, EnStructure and the Parent, all revenue reported in the Financial Statements is properly recorded in the accounting period to which it relates in accordance with GAAP.

Section 3.4             No Undisclosed Liabilities.  The Seller has no Liabilities, except (a) as and to the extent reflected or reserved against on the Balance Sheet and (b) current liabilities incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice, not prohibited by this Agreement and, to the extent assumed by the Purchaser hereunder,  included in the calculation of Closing Date Net Working Capital.  The reserves reflected in the Financial Statements are appropriate and reasonable and have been calculated in a consistent manner.

Section 3.5             Books and Records.  The books and records of the Seller are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  Except as set forth in Part 3.5 of the Disclosure Schedule, the Seller maintains a system of accounting controls sufficient to provide reasonable assurances that, in all material respects:  (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Furthermore, there are no material weaknesses in the Seller’s internal controls and procedures for financial reporting.  True and complete copies of all minute books and stock record books of the Seller have been delivered to the Purchaser.

Section 3.6             Absence of Certain Changes.  Except as set forth in Part 3.6 of the Disclosure Schedule, since April 30, 2004 and except as required by this Agreement, the Seller has conducted the Business only in the normal and ordinary course in a manner consistent with past practice and there has not been any:

(a)           transaction or event that subjected or reasonably could be expected to subject any of the Purchased Assets to any Encumbrance;

(b)           amendment in any respect or termination of any Assigned Contract, whether written or oral, other than in the normal and ordinary course of the Business;

(c)                                  material change in the prices charged by the Seller for its products and services;

(d)           cancellation or waiver of any claims or rights with a value to the Seller equal to or in excess of $50,000, including any write-off or other compromise of any Receivable of the Seller;

(e)           loss of any customer or supplier or the written indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with the Seller that has had or reasonably could be expected to have a Material Adverse Effect;

(f)                                    material change in the accounting methods used by the Seller;

(g)           sale (other than sales of inventory in the normal and ordinary course of the business), lease or other disposition of any asset or property of the Seller;

(h)                                 substantial decline of aggregate sales of the Business;

(i)            write downs or write ups (or failure to write down or write up in accordance with GAAP consistent with past practice) the value of any Material or Supplies or Receivable or revaluations of any of the Purchased Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(j)            made any capital expenditure or commitment for any capital expenditure, in each case relating to the Business, in excess of $50,000 individually or $400,000 in the aggregate;

(k)           change in the methods, practices or timing of the Seller’s collection of receivables or payment of payables other than any such changes in accordance with the terms of the underlying contracts; or

(l)                                     agreement, whether oral or written, by the Seller to do any of the foregoing.

Section 3.7                                      Title to Properties; Encumbrances; Condition of Properties.

(a)           Except as set forth in Part 3.7(a) of the Disclosure Schedule, the Seller has good, valid and marketable title to all of the Purchased Assets that it purports to own (tangible and intangible) and are reflected in the Balance Sheet and all of the Purchased Assets are free and clear of all Encumbrances except for Permitted Encumbrances.

(b)           Except as set forth in Part 3.7(b) of the Disclosure Schedule, the Purchased Assets, and all other assets to which the Seller is ordinarily given access in providing its products and services, are adequate and in satisfactory operating condition, subject to normal wear and tear and ordinary maintenance requirements from time to time, for the uses to which they are being put.

Section 3.8             Leased and Owned Real Property.  The Seller has valid and existing leasehold interests in all of the real property that it possesses, operates or occupies (or has similar rights to possess, operate or occupy) other than the Owned Real Property pursuant to its Leases (collectively, the “Leased Real Property”).  Part 3.8 of the Disclosure Schedule contains a list of all Leases for Leased Real Property.  A true and complete copy of each Lease has heretofore been delivered to the Purchaser.  Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect.  The leasehold estate created by each Lease is free and clear of all Encumbrances, except for Permitted Encumbrances.  There are no existing defaults by the Seller or the Parent, as applicable, under any of the Leases or, to the Knowledge of the Seller, EnStructure or the Parent, there are no existing defaults by any other party thereto.  No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease.  Part 3.8 of the Disclosure Schedule contains an accurate and complete legal description of the Owned Real Property.  The Seller holds title to the Owned Real Property in fee simple and Seller’s title is good and marketable, free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth on Part 3.8 of the Disclosure Schedule, the Leased Real Property and the Owned Real Property (including, without limitation, all building, structures, improvements and fixtures located thereon, thereunder, thereover or therein, and all appurtenances thereto and other aspects thereof):  (1) are in good operating condition and repair, normal wear and tear excepted, and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; and (2) are otherwise suitable, sufficient, adequate and appropriate in all respects (including, physical, structural, operational, legal, practical or otherwise) for its current use, operation and occupancy, except for such failures as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All buildings, structures, improvements and fixtures located on the Leased Real Property or the Owned Real Property are located wholly within the boundaries thereof and do not encroach upon the property of any other Person.  No condemnation, eminent domain, or similar proceeding exists, is pending or, to the Knowledge of the Seller, EnStructure and the Parent, is threatened, with respect to or that could affect, the Leased Real Property or the Owned Real Property, except for such proceedings as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9                                      Environmental Matters.

(a)           The Seller is in full compliance with all applicable Environmental Laws.  Such compliance includes, but is not limited to, the possession by the Seller of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.  All Permits currently held by the Seller pursuant to the Environmental Laws are identified in Part 3.9(a) of the Disclosure Schedule.

(b)           Except as set forth in Part 3.9(b) of the Disclosure Schedule, the Seller has not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Seller is liable under or is not in full compliance with any Environmental Laws.

(c)           There are no Environmental Claims pending or, to the Knowledge of the Seller, EnStructure and the Parent, threatened against the Seller or any Person for whom the Seller may have liability by law or contract.

(d)           Except as set forth in Part 3.9(d) of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Seller or against any Person whose liability for any Environmental Claim the Seller has retained or assumed either contractually or by operation of law.

(e)           Without in any way limiting the generality of the foregoing, (i) all on-site and, to the Knowledge of the Seller, EnStructure and the Parent, off-site locations where the Seller has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Part 3.9(e) of the Disclosure Schedule, (ii) all underground storage tanks located on any Purchased Assets, including the Leased Real Property, and the capacity and contents of such tanks are identified in Part 3.9(e) of the Disclosure Schedule, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space, and (iv) no PCBs or PCB-containing items are used or stored at any Purchased Assets, including the Leased Real Property.

(f)            Part 3.9(f) of the Disclosure Schedule lists all environmental-related assessments, reports, data, results of investigations or audits, such as Phase I or Phase II reports and other written documentation that is in the possession of the Seller or any of its Affiliates regarding the environmental condition of the Seller, or the compliance (or noncompliance) by the Seller with any Environmental Laws.

(g)           The Seller is not subject to any Environmental Laws requiring, (i) the performance of a site assessment for Materials of Environmental Concern, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to or receipt of approval from any governmental authority, or (iv) the recording of or delivery to any person or entity any disclosure document or statement pertaining to environmental matters by virtue of the Transactions or as a condition to the effectiveness of any of the Transactions.

Section 3.10                                Contracts and Commitments.

(a)           Part 3.10(a) of the Disclosure Schedule sets forth a complete and accurate list and (in the case of oral Contracts) description of each Applicable Contract (i) with Persons to whom the Seller is required to make aggregate payments in any twelve-month period in excess of $100,000, (ii) with Persons to whom the Seller has sent invoices in respect of, or from whom the Seller has received, aggregate revenues during any twelve-month period in excess of $700,000, (iii) or that was entered into other than in the normal and ordinary course of business consistent with past practice.  Except as set forth on Part 3.10(a) of the Disclosure Schedule, the Seller has not received any notice (oral or written) from any party to any Contract described in (i),  (ii) or (iii) above of the termination or threatened termination thereof and, to the Knowledge of the Seller, EnStructure and the Parent, none of the other parties thereto intend to reduce the amount of business conducted with the Seller or intend not to renew such Contract on terms at least as favorable to the Seller as those currently in effect.  Each Contract described in (i), (ii) or (iii) above is in full force and effect and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms and constitutes a legal, valid and binding obligation of each other Person that is a party thereto, enforceable against each such other Person in accordance with its terms.  With respect to each Contract described in (i) or (ii) above, there is not any default or event that, with notice or lapse of time or both, would constitute a default on the part of the Seller (nor, to the Knowledge of the Seller, EnStructure and the Parent, on the part of any other party thereto).  Except as set forth on Part 3.10(a) of the Disclosure Schedule, no approval or consent of any Person is needed for any Assigned Contract to be assigned to the Purchaser at Closing and to continue in full force and effect, and all of Seller’s rights under the Assigned Contracts will be conveyed to the Purchaser at the Closing.

(b)           The Seller has delivered to the Purchaser a complete and accurate copy of each written Contract set forth in the Disclosure Schedule.

(c)           Except as set forth in Part 3.10(c) of the Disclosure Schedule, there are no outstanding Contracts with Persons to whom the Seller has sent invoices in respect of, or from whom the Seller has received, aggregate revenues during any twelve-month period in excess of $250,000 which at any time since January 1, 2004 have resulted in any loss to the Seller on a gross margin basis.

(d)           Except as set forth in Part 3.10(d) of the Disclosure Schedule, the Seller does not have any outstanding Contracts with shareholders, directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without Liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

(e)           Except as set forth in Part 3.10(e) of the Disclosure Schedule, the Seller is not party to any employment agreement, or any other agreement, that contains any severance or termination pay Liabilities or obligations.

(f)            The Seller is not restricted by agreement from carrying on its business anywhere in the world.

Section 3.11           Insurance.  Part 3.11(a) of the Disclosure Schedule sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Seller in force on the date hereof with respect to the Business or assets of the Seller, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and (b) a description of such risks that the Seller has designated as being self-insured.  All such policies are in full force and effect, all premiums due thereon have been paid by the Seller, and the Seller is otherwise in compliance in all material respects with the terms and provisions of such policies.  Furthermore, (a) the Seller has not received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policy or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) the Seller has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Seller.

Section 3.12           Litigation.  Except as set forth in Part 3.12 of the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation (a “Proceeding”) by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Seller, EnStructure and the Parent, threatened against or involving the Seller, or which questions or challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions and there is no valid basis for any such action, proceeding or investigation.  The Seller is not subject to any judgment, order or decree which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.13           Compliance with Laws.  Except as set forth in Part 3.13 of the Disclosure Schedule, the Seller has complied in a timely manner and in all material respects with all Legal Requirements that affect the Seller or its properties or assets, and no notice, charge, claim, action or assertion has been received by the Seller or has been filed, commenced or, to the Knowledge of the Seller, EnStructure and the Parent, threatened against the Seller alleging any material violation of any Legal Requirements.  All licenses, permits and approvals (collectively, the “Permits”) required under all Legal Requirements to be held or secured by the Seller are in full force and effect.  The Permits listed in Part 3.13 of the Disclosure Schedule collectively constitute all of the Permits sufficient to allow the Seller to lawfully conduct and operate its business in the manner the Seller currently conducts and operates such Business and to allow the Seller to own and use its assets in the manner in which the Seller currently owns and uses such assets.  Any Permits that cannot be transferred or require consent or approval for the transfer thereof are specifically identified as such on Part 3.13 of the Disclosure Schedule.

Section 3.14                                Employee Benefit Plans.

(a)           Part 3.14(a) of the Disclosure Schedule sets forth a true and complete list of each Plan.  Neither the Seller nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, consultant or director of the Seller or any ERISA Affiliate.

(b)           The Seller has delivered to Purchaser, with respect to all Plans, where applicable, true, complete and correct copies of the following:  (i) all Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing; (ii) the most-recently filed Forms 5500; (iii) all trust agreements with respect to the Plans; (iv) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each Plan, and all other material employee communications relating to each Plan; and (v) the most recent effective IRS determination letter for all Plans intended to be qualified under Code section 401(a).

(c)           With respect to each Plan:  (i) each Plan has been administered in compliance in all respects with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal, state and other applicable laws, rules and regulations, as they relate to such Plans (including, without limitation, the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Health Insurance Portability Accountability Act of 1996, as amended (“HIPAA”), or any similar provision of state law applicable to their employees); (ii) there are no proceedings, suits or claims (other than routine claims for benefits) pending, or to the Knowledge of the Seller,

EnStructure or the Parent, threatened with respect to any Plan, the assets of any trust thereunder, or the Plan sponsor or the Plan administrator; (iii) there is no pending or, to the Knowledge of the Seller, EnStructure or the Parent, threatened proceeding, investigation or inquiry involving any Plan before the IRS, the DOL or any other governmental authority; (iv) each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable; (v) to the Knowledge of the Seller, EnStructure and the Parent, there is no circumstance or event which would adversely affect the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Plan; (vi) all contributions and premiums which the Seller or any ERISA Affiliate is required to pay under the terms of each of the Plans have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Seller or its subsidiaries; (vii) no unsatisfied liabilities to participants, the IRS, the DOL, the PBGC or to any other person or entity have been incurred as a result of the termination of any Plan; and (viii) neither Seller, nor any ERISA Affiliate, nor any other trustee, administrator, fiduciary or other party in interest (as such term is defined in Section 3(14) of ERISA) or disqualified person (as such term is defined in Code section 4975(e)(2)) has engaged in a non-exempt prohibited transaction (as such term is defined in Section 406 of ERISA or Code section 4975) which could result in a liability under Section 502(i) of ERISA or Code section 4975.

(d)           Neither the Seller nor any of its ERISA Affiliates currently maintains or sponsors or has ever maintained or sponsored a “pension plan” (within the meaning of Section 3(2) or ERISA), which is subject to Title IV of ERISA or Section 412 of the Code.  Neither the Seller nor any of its ERISA Affiliates has a current obligation to contribute or has ever had an obligation to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(e)           Except as set forth in Part 3.14(e) of the Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by COBRA or other applicable law, (ii) death or retirement benefits under any Plan, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)            Except as set forth in Part 3.14(f) of the Disclosure Schedule, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment except as expressly provided for in this Agreement or as required by applicable law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer.

(g)           Except as set forth in Part 3.14(g) of the Disclosure Schedule, no amounts payable under the Plans or any other contract, agreement or arrangement with respect to which the Seller may have any liability will or could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 3.15                                Tax Matters.

(a)           All Tax Returns required to be filed by the Seller have been filed and all such returns are true, complete, and correct in all material respects.  All Taxes that are due or claimed to be due from the Seller have been paid.

(b)           There are no Encumbrances for Taxes upon any assets or properties of the Seller.

(c)           No Audits are presently pending with regard to any Taxes or Tax Returns of the Seller, and the Seller has not received notification that any such Audit is threatened, contemplated, or may be initiated.  Part 3.15(c) of the Disclosure Schedule contains a list of Audits that were concluded with respect to any Taxes or Tax Returns of the Seller.

(d)           No deficiency or adjustment for any Taxes has been proposed, asserted, threatened, or assessed against the Seller.  No issue has been raised by any Tax Authority in any Audit of the Seller that, if raised with respect to any other period not so audited, could reasonably be expected to result in a material proposed deficiency or adjustment for any period not so audited.

(e)           There are no outstanding requests or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

(f)            The Seller has not received written notice of, and no factual basis exists that would support, any claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g)           Except with respect to EnStructure or the Parent or as set forth in Part 3.15(g) of the Disclosure Schedule, no power of attorney has been granted by or with respect to the Seller that currently continues in effect with respect to any matter relating to Taxes.

(h)           Except with respect to EnStructure or the Parent or as set forth in Part 3.15(h) of the Disclosure Schedule, the Seller is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

(i)            Except as set forth in Part 3.15(i) of the Disclosure Schedule, the Seller has not (i) received a ruling from any Tax Authority or signed an agreement with respect thereto, (ii) signed any closing agreement with respect to any Tax year, or (iii) agreed, or is required to make, any adjustment under Sections 446(a) or 482(a) of the Code.

(j)            The Seller has delivered or made available to the Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued to the Seller by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Seller and (ii) all closing agreements entered into by the Seller with any Tax Authority in each case existing on the date hereof.

(k)           The Seller has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and is not liable for any Taxes for failure to comply with such laws, rules and regulations.

(l)            The Seller has not filed (and was not required to file) with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local tax statutes.

(m)          Except with respect to EnStructure or the Parent or as set forth in Part 3.15(m) of the Disclosure Schedule, since owned by EnStructure, the Seller has not been a member of an affiliated group filing a consolidated federal Tax Return (or similar state or local filing group).  The Seller does not have any liability for Taxes of any person under Sections 1.1502-6 of the Treasury Regulations promulgated under the Code (or similar provisions of federal, state, local or foreign law) as transferee or successor, by contract or otherwise.

(n)           The Seller is not and has not been a real property holding corporation within the meaning of paragraph (c)(2) of Section 897 of the Code during the applicable periods specified in such section.

Section 3.16                                Intellectual Property.

(a)           Part 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list of all registrations or issuances of Company Intellectual Property, or applications therefor, filed with any governmental agency.  Except as set forth in Part 3.16(a) of the Disclosure Schedule, all of the foregoing are held of record solely in the name of the Seller, free and clear of all Encumbrances and the Seller is the sole owner of, or has a valid license to exploit without restriction, all Company Intellectual Property. To the Knowledge of the Seller, EnStructure and the Parent, all Company Intellectual Property is valid and enforceable, and no claim has been made, notice given or dispute arisen to that effect.

(b)           Part 3.16(b) of the Disclosure Schedule sets forth a complete and accurate list of all Licenses related to any Intellectual Property, and specifying whether the Seller is the licensee or licensor thereunder.  The Licenses are valid and binding obligations of the Seller, enforceable in accordance with their terms, and there exists no event or condition which will result in a breach (or allegation of breach) of any such License.

(c)           The conduct of the Business of the Seller as currently conducted and as anticipated to be conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any third party, and no claim has been made, notice given or dispute arisen to that effect.  Except as set forth in Part 3.16(c) of the Disclosure Schedule, the Seller owns or is licensed under all Intellectual Property necessary for the operation of the Business of the Seller as currently conducted and as anticipated to be conducted.

(d)           There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations, other than the Licenses, that do or may:  (i) restrict the Seller’s rights to use any Company Intellectual Property; (ii) restrict the conduct of the Business of the Seller in order to accommodate a third party’s Intellectual Property; or (iii) permit third parties to use any Company Intellectual Property.

(e)           No Trade Secret has been disclosed to any third party, other than pursuant to written non-disclosure agreements.

(f)            The execution of, the delivery of, the consummation of the Transactions will not result in any loss or impairment of the Seller’s rights to own or use any of the Company Intellectual Property, or of any License to which the Seller is a party.

Section 3.17                                Labor Matters.

(a)           Except as set forth in Part 3.17(a) of the Disclosure Schedule, the Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Seller.

(b)           Except as set forth in Part 3.17(b) of the Disclosure Schedule, none of the employees of the Seller is represented by any labor organization and, to the Knowledge of the Seller, EnStructure and the Parent, there have been no union organizing activities among the employees of the Seller within the past five (5) years, nor does any question concerning representation exist concerning such employees, and there are no negotiations or discussions currently pending or occurring with any union or employee association regarding any collective bargaining agreement or which might otherwise affect the Seller.

(c)           Except as set forth in Part 3.17(c) of the Disclosure Schedule, there is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Seller, EnStructure and the Parent, threatened against or affecting the Seller and during the past five (5) years there has not been any such action.

(d)           There is no unfair labor practice charge or complaint against the Seller pending or, to the Knowledge of the Seller, EnStructure and the Parent, threatened before the National Labor Relations Board or any similar state, local or foreign agency responsible for administering such charges or complaints.

(e)           There is presently no pending grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Seller.

Section 3.18                                Employee Matters.

(a)           Part 3.18(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, consultant and director of the Seller, including each employee on leave of absence or layoff status; name; job title; current compensation paid or payable (including bonus, if any) and any change in compensation since December 31, 2003; vacation accrued; and service credit for purposes of vesting and eligibility to participate under any Plan.

(b)           Except as set forth in Part 3.18(b) of the Disclosure Schedule, there are no employment or consulting contracts or severance agreements with any employees or consultants of the Seller.

(c)           Except as set forth in Part 3.18(c) of the Disclosure Schedule, there are no written personnel policies, rules or procedures applicable to employees of the Seller.

(d)           Except as set forth in Part 3.18(d) of the Disclosure Schedule, there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Seller, EnStructure and the Parent, threatened in any forum by or on behalf of any present or former employee of the Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.  To the Knowledge of the Seller, EnStructure and the Parent,

no Governmental Entity responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Seller and no such investigation is in progress.

(e)           Except as set forth in Part 3.18(e) of the Disclosure Schedule, to the Knowledge of the Seller, EnStructure and the Parent, no charge with respect to or relating to the Seller is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(f)            To the Knowledge of the Seller, EnStructure and the Parent, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Seller, and no such investigation is in progress.

(g)           The Seller (i) has at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, immigration, and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(h)           Except as set forth in Part 3.18(h) of the Disclosure Schedule, during the past five (5) years, (i) the Seller has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retaining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Seller, (iii) the Seller has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation and (iv) except as set forth in Part 3.18(h) of the Disclosure Schedule, none of the Seller’s employees has suffered an “employment loss” (as defined in the WARN Act) during the six-month period prior to the date hereof.

(i)            The Seller has no reason to believe that the consummation of the Transactions is reasonably likely to result in the departure of a material number of employees or of any employees reasonably considered to be important to the success of the business of the Seller, and, to the Knowledge of the Seller, EnStructure and the Parent, no officer, key employee or group of employees has any plans to terminate employment with the Seller as a result of the Transactions, or otherwise.

(j)            To the Knowledge of the Seller, EnStructure and the Parent, no employee of the Seller has breached any agreement to keep in confidence information acquired by that employee in confidence or in trust prior to that employee’s employment with the Seller, nor has any such employee, through his or her employment by the Seller, breached any noncompetition, nonsolicitation or noninterference agreement or used Trade Secrets of any other Person.

(k)           To the Knowledge of the Seller, EnStructure the Parent, no employee of the Seller has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving the Seller. The Seller has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Seller in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

Section 3.19           Brokers or Finders.  Except as set forth on Part 3.19 of the Disclosure Schedule,  no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Seller, the Parent or any of their respective Affiliates in connection with any of the Transactions.

Section 3.20           Full Disclosure.  No representation or warranty by the Seller, EnStructure or the Parent contained in this Agreement or the other documents contemplated hereby and no statement contained in any document, certificate, or other writing furnished or to be furnished by or on behalf of the Seller, EnStructure or the Parent to the Purchaser or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 3.21           Receivables.  Part 3.21 of the Disclosure Schedule is a true, correct and complete list, as of June 30, 2004, of all Receivables (including Receivables due from the Parent), which includes an aging of all Receivables showing amounts due in 30-day aging categories.  All Receivables (except unbilled revenue), whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Financial Statements.  Subject to such reserve, each of the accounts receivable either has been collected in full or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it became due and payable.

Section 3.22           Accounts Payable.  Part 3.22 of the Disclosure Schedule is a true, correct and complete list, as of June 30, 2004, of the accounts and notes payable and accrued expenses of the Seller, specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account and any defenses, set-offs or counterclaims that may exist with respect thereto (including, without limitation, payables to and advances from employees, former employees and the Parent), which includes an aging of all accounts and notes payable showing amounts owing in 30-day aging categories.  All accounts payable, notes payable and accrued expenses have been incurred or have arisen only in the ordinary course of business consistent with past practice.  Except as noted on Part 3.22 of the Disclosure Schedule, there is no dispute between the Seller and any payee with respect to any account payable, note payable and accrued expenses.

Section 3.23           Customers and Suppliers.  Except as set forth in Part 3.23 of the Disclosure Schedule, there has not been any material adverse change in the business relationship of the Seller with any customer who accounted for more than $700,000 of aggregate revenue of the Seller during the period from January 1, 2003 to the date hereof or any material supplier from whom the Seller purchased goods or services during the same period.  No customer has given the Seller notice (oral or written) that is entitled to or intends to exercise any such right of set-off or discount.

Section 3.24           Affiliate Transactions.  Except as set forth in Part 3.24 of the Disclosure Schedule, the Seller has not entered into and is not subject to any Affiliate Transaction prior to the Closing.

Section 3.25           Backlog.  Part 3.25 of the Disclosure Schedule sets forth as of June 30, 2004, and the Updated Seller’s Backlog Schedule contemplated by Section 7.10 hereof will set forth, a complete and accurate schedule of the Seller’s backlog (the “Seller’s Backlog”).  Firm purchase orders have been received by the Seller for all of the work included in the Seller’s Backlog and the Updated Seller’s Backlog Schedule.

Section 3.26           Materials and Supplies.  The Materials and Supplies included in the Balance Sheet or included in the Closing Balance Sheet were and will be acquired and maintained in accordance with the regular business practices of the Seller, consists or will consist of new and unused items of a quality and quantity useable or saleable in the ordinary course of business consistent with past practice, and are or will be valued in accordance with GAAP consistently applied.

Section 3.27           No Significant Items Excluded.  Except for the Excluded Assets, the Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, required for the continued operation of the Business by the Purchaser as operated by the Seller during the past twelve (12) months.  Except for the Excluded Assets, the Purchased Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve (12) months (except for Materials and Supplies sold, cash disposed of, Receivables collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior assets, in each case in the ordinary course of business).  Except for the Excluded Assets, there are no assets or properties used in the operation of the Business that are owned by any Person other than the Seller that will not be licensed or leased to the Purchaser under valid, current license arrangements or leases.  Following consummation of the Transactions, the Seller shall have received reasonably equivalent value for the Purchased Assets and the transfer of the Purchased Assets in exchange for the Purchase Price will not render the Seller insolvent, unable to pay its debts when due or with unreasonably small capital.

Section 3.28           No Material Adverse Change.  Since the Balance Sheet Date, there has not been any material adverse change in the business, properties, assets, liabilities, condition (financial or otherwise) or results of operation of the Seller (a “Material Adverse Change”) and no event has occurred or circumstance exists except for those that could not, individually or in the aggregate, reasonably be expected to result in such a Material Adverse Change.

Section 3.29           Safety Record.  Part 3.29 of the Disclosure Schedule sets forth a complete and accurate list of (i) all reportable incidents under occupational safety and health laws that have occurred since January 1, 2001; (ii) the Seller’s EMR rates for the periods January 1, 2001 to the date hereof, and (iii) the Seller’s OSHA reportable incident rates for the years ended December 31, 2003 and December 31, 2002.  Except as set forth in Part 3.29 or Part 3.13 of the Disclosure Schedule, during the past three (3) years, no significant accidents or injuries have occurred in the workplace involving the Seller or any of its employees, officers, consultants, directors or contractors.

Section 3.30           Indebtedness.  Except as set forth in Part 3.30 of the Disclosure Schedule, none of the Purchased Assets are subject to any Indebtedness, including any capital leases.

Section 3.31           Work In Process.  Part 3.31 of the Disclosure Schedule sets forth as of June 30, 2004, and the Updated Seller’s WIP Schedule contemplated by Section 7.10 hereof will set forth, a complete and accurate schedule of all work in process of the Seller (the “Seller’s WIP”) and indicates the Contract under which such work is being performed.  Part 3.31 of the Disclosure Schedule was, and the Updated Seller’s WIP Schedule will be, prepared by the Seller in good faith and the Seller’s WIP included in Part 3.31 of the Disclosure Schedule was, and the Seller’s Updated WIP Schedule will be, calculated in accordance with the applicable Contract and under revenue recognition principles in accordance with GAAP.

Section 3.32           Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND THE CERTIFICATES OR OTHER DOCUMENTS CONTEMPLATED HEREBY, THE SELLER, ENSTRUCTURE AND THE PARENT MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ENSTRUCTURE

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions, EnStructure represents and warrants to the Purchaser that all of the statements contained in this Article IV are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made as of the Closing Date.

Section 4.1             Organization; Legal Power; Qualification of EnStructure.  EnStructure (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and (ii) has all requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which EnStructure is a party and perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which EnStructure is a party.

Section 4.2             Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

(a)           Each of this Agreement and the other documents contemplated hereby to which EnStructure is a party has been duly executed and delivered by EnStructure and constitutes a legal, valid and binding obligation of EnStructure, enforceable against EnStructure in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           Neither the execution, delivery or performance of this Agreement or any other document contemplated hereby by EnStructure nor the consummation by EnStructure of any of the Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i)            contravene, conflict with, or result in a violation of any provision of the Organizational Documents of EnStructure;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which EnStructure, or any of the assets owned or used by EnStructure, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by EnStructure or that otherwise relates to the business of, or any of the assets owned or used by, EnStructure;

(iv)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which EnStructure is a party; or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by EnStructure;

excluding from the foregoing clauses (iv) and (v) such violations, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have an EnStructure Material Adverse Effect.

(c)           Except as set forth on Part 4.2(c) of the Disclosure Schedule, EnStructure is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the other documents contemplated hereby to which EnStructure is a party or the consummation of any of the Transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions, the Parent represents and warrants to the Purchaser that all of the statements contained in this Article V are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made as of the Closing Date.

Section 5.1             Organization; Legal Power; Qualification of the Parent.  The Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and (ii) has all requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which the Parent is a party and perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which the Parent is a party.

Section 5.2                                      Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

(a)           Each of this Agreement and the other documents contemplated hereby to which the Parent is a party has been duly executed and delivered by the Parent and constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           Neither the execution, delivery or performance of this Agreement or any other document contemplated hereby by the Parent nor the consummation by the Parent of any of the Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i)            contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Parent;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Parent, or any of the assets owned or used by the Parent, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Parent or that otherwise relates to the business of, or any of the assets owned or used by, the Parent;

(iv)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Parent is a party; or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Parent;

excluding from the foregoing clauses (iv) and (v) such violations, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)           Except as set forth in Part 5.2(c) of the Disclosure Schedule, the Parent is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the other documents contemplated hereby to which the Parent is a party or the consummation of any of the Transaction.

ARTICLE VI

REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

As an inducement to the Seller and the Parent to enter into this Agreement and to consummate the Transactions, the Purchaser represents and warrants to the Seller, EnStructure and the Parent that all of the statements contained in this Article VI are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date.

Section 6.1             Organization; Legal Power; Qualification of the Purchaser.  The Purchaser (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) has all requisite power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which the Purchaser is a party and perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which the Purchaser is a party.

Section 6.2                                      Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

(a)           Each of this Agreement and the other documents contemplated hereby to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           Neither the execution, delivery or performance of this Agreement or any other document contemplated hereby by the Purchaser nor the consummation by the Purchaser of any of the Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i)            contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Purchaser;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Purchaser, or any of the assets owned or used by the Purchaser, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Purchaser or that otherwise relates to the business of, or any of the assets owned or used by, the Purchaser;

(iv)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Purchaser is a party; or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Purchaser;

excluding from the foregoing clauses (iv) and (v) such violations, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c)           The Purchaser is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the other documents contemplated hereby to which it is a party or the consummation of any of the Transactions.

Section 6.3             Brokers or Finders.  The Purchaser has not entered into any agreement or arrangement entitling any unaffiliated agent, broker, investment banker, financial advisor or other unaffiliated firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the Transactions.

Section 6.4             Full Disclosure.  No representation or warranty by the Purchaser contained in this Agreement or the other documents contemplated hereby and no statement contained in any document, certificate, or other writing furnished or to be furnished by or on behalf of the Purchaser to the Seller, EnStructure, the Parent or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 6.5             Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI AND THE CERTIFICATES OR OTHER DOCUMENTS CONTEMPLATED HEREBY, THE PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VII

COVENANTS PRIOR TO THE CLOSING

Section 7.1             Interim Operations of the Seller.  Each of the Seller, EnStructure and the Parent covenants and agrees that, after the date hereof and prior to the Closing Date, except as expressly provided in this Agreement or as may be agreed in writing by the Purchaser:

(a)           the Business shall be conducted in the same manner as heretofore conducted and only in the ordinary course consistent with past practice, and each of the Seller, EnStructure and the Parent shall use its best efforts to preserve the business organization of the Seller intact, keep available the services of the current officers and employees and maintain the existing relations with customers, suppliers, creditors, business partners and others having business dealings with the Seller, to the end that the goodwill and ongoing business of the Seller shall be unimpaired at the Closing Date;

(b)           neither the Seller, EnStructure nor the Parent shall take any action to amend the Organizational Documents of the Seller;

(c)           the Seller shall maintain the Purchased Assets in good repair, order and condition consistent with past practice, reasonable wear and tear excepted;

(d)           the Seller shall not modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

(e)           the Seller shall not lease, license, mortgage, pledge or encumber any Purchased Assets or transfer, sell or dispose of any Purchased Assets, except for the sale of Materials and Supplies in the ordinary course of business and immaterial sales of equipment in the ordinary course of business, or dispose of or permit to lapse any rights to any Intellectual Property;

(f)            the Seller shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without reasonable prior written notice to Purchaser;

(g)           the Seller shall confer with the Purchaser prior to implementing operational decisions of a material nature in connection with the Business or the Purchased Assets;

(h)           the Seller shall comply with all Legal Requirements and contractual obligations;

(i)            the Seller shall maintain all books and records of the Seller related to Business and the Purchased Assets in the normal and ordinary course of business;

(j)            the Seller shall not (i) fail to file, on a timely basis, including allowable extensions, with appropriate Tax Authorities all Tax Returns required to be filed by or with respect to the Seller for taxable years or periods ending on or before the Closing Date or fail to remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, (ii) incur any material obligation to make any payment of, or in respect of, any Tax, except in the ordinary course of business, (iii) enter into a closing agreement relating to Taxes, settle any claim, assessment or Audit relating to Taxes, make or change any Tax election or file any amended Tax Returns or make or change any accounting method relating to Taxes, (iv) change any of the accounting methods used by it unless required by GAAP or (v) agree to extend or waive any statutory period of limitation for the assessment of Tax;

(k)           the Seller shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article IX not being satisfied, or would make any representation or warranty of the Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the parties hereto consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(l)            the Seller shall report periodically to Buyer concerning the status of its business, operations and finances;

(m)          the Seller shall not enter into a contract or make a bid or proposal capable of binding the Seller in connection with work that is reasonably anticipated to result in a loss on a gross margin basis;

(n)           the Seller shall make no material changes in management personnel without prior consultation with the Purchaser;

(o)           the Seller shall not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares or other securities of the Seller;

(p)           the Seller shall not redeem, purchase or otherwise acquire, directly or indirectly, any shares or other securities of the Seller;

(q)           the Seller shall not organize any subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in (or any right or option to receive any of the foregoing) the business, of any other Person;

(r)            the Seller shall not: (i) incur or assume any Indebtedness; (ii) modify the terms of any Indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; or (v) enter into any material commitment or transaction;

(s)           the Seller shall not (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the ordinary course of business of wages payable to employees who are not officers or directors or Affiliates of the Seller) or to Persons providing management services, (ii) enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(t)            the Seller shall not (i) pay or agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Seller is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Seller is unconditionally obligated to do so on the date hereof, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(u)           the Seller shall not pay, repurchase, discharge or satisfy any of its Liabilities other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred since the Closing Date Balance Sheet in the ordinary course of business consistent with past practice; and

(v)           the Seller shall not enter into any agreement, Contract or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

Section 7.2                                      Access; Confidentiality.

(a)           Between the date of this Agreement and the Closing, the Seller shall, and EnStructure and the Parent shall cause the Seller to, (i) afford the Purchaser and its authorized representatives reasonable access to all books, records, offices, properties and other facilities of the Seller, (ii) permit the Purchaser and its authorized representatives to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish the Purchaser and its authorized representatives with such financial and operating data and other information as the Purchaser may from time to time reasonably request.  The Purchaser and its authorized representatives shall conduct all such inspections in a manner that is reasonably designed to limit disruptions to the business and operations of the Seller.

(b)           No party hereto shall issue any press release or make any announcement to its employees, its customers, the public or otherwise relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Seller; provided, however, that any party may make any public disclosure it believes in good faith is required or advisable, as confirmed by counsel, by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party shall provide the other party with a copy of the disclosure and an opportunity to make comments thereto prior to making the disclosure).

Section 7.3                                      Efforts and Actions to Cause Closing to Occur.

(a)           Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to identify and obtain or transfer, as the case requires, any approvals, authorizations, Consents, orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Governmental Entity necessary to operate the Business from and after the Closing Date.  In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or Consent from any Governmental Entity or other Person required to be obtained prior to Closing.

(b)           Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.  Each party hereto shall promptly provide the other parties with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions.  If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.  To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement, the other documents contemplated hereby or consummation of any of the Transactions, the Seller and the Parent shall use their best efforts to effect such transfers, amendments or modifications.

(c)           The Seller, EnStructure and the Parent shall use their respective commercially reasonable efforts to obtain, prior to the Closing all Consents to assign the Assigned Contracts to the Purchaser and to transfer any Permits necessary for the operation of the Business to the Purchaser.  All such Consents shall be in writing and executed counterparts thereof shall be delivered to the Purchaser at or prior to the Closing.

Section 7.4                                      Notification of Certain Matters.

(a)           From time to time prior to the Closing, the Seller, EnStructure and the Parent shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the date hereof that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  No supplement to or amendment of the Disclosure Schedule made after the date hereof pursuant to this section or otherwise shall be deemed to cure any breach of any representation, warranty or covenant made pursuant to this Agreement.

(b)           The Seller, EnStructure and the Parent shall give notice to the Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article IX to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of the Seller or the Parent or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.5             No Solicitation of Competing Transaction.  The Seller, EnStructure and the Parent shall not (and shall cause its stockholders, officers, directors, employees, representatives and agents not to), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any person, entity or group (other than Purchaser and its affiliates and representatives) concerning any Acquisition Proposal.  Neither the Seller, EnStructure, the Parent nor their stockholders or members, as applicable, shall enter into any agreement with respect to any Acquisition Proposal.  The Seller, EnStructure and the Parent shall immediately notify the Purchaser of the existence of any Acquisition Proposal received by them or its stockholders, members, officers, directors, employees, representatives or agents and shall disclose the terms of such Acquisition Proposal.

Section 7.6             Audited Financial Statements.  The Seller and the Parent shall cooperate with the Purchaser in connection with the audit of the Seller’s financial statements for its fiscal years ended December 31, 2003, 2002 and 2001 (the “Audited Financial Statements”).  The Seller and the Parent shall afford to the independent accountants performing such audit (the “Financial Statement Audit”), the Purchaser and the Purchaser’s attorneys, accountants and other representatives access to the Seller’s books and records, personnel, attorneys, accountants and other representatives as is necessary for the completion of the Financial Statement Audit.  The Seller and Parent shall take all actions necessary to complete the Financial Statement Audit and to deliver the audited financial statements to the Purchaser on or before the Closing Date.

Section 7.7             Change in and Use of the Seller’s Name.  The Seller shall take all such actions not later than the Closing Date as may be required to change the Seller’s name on the next Business Day following the Closing to one distinctly different in sound and appearance from its present name, including, but not limited to, filing a name change amendment with the Department of Labor and Economic Growth of the State of Michigan and filing an appropriate name change notice in the appropriate office in each state where the Seller is qualified to do business.  After the Closing, the Seller will not engage in the transaction of business using the name “Iowa Pipeline Associates, Inc.” or any similar variant thereof.

Section 7.8             Change in and Use of the EnStructure’s Name.  EnStructure shall take all such actions not later than the Closing Date as may be required to change EnStructure’s name on the next Business Day following the Closing to one distinctly different in sound and appearance from its present name, including, but not limited to, filing a name change amendment with the Department of Labor and Economic Growth of the State of Michigan and filing an appropriate name change notice in the appropriate office in each state where EnStructure is qualified to do business.  After the Closing, EnStructure will not engage in the transaction of business using the name “EnStructure Corporation” or any similar variant thereof.

Section 7.9             List of Hired Employees.  Not later than ten (10) days prior to the Closing Date, the Purchaser shall deliver to the Seller a list of all employees of the Seller to whom the Purchaser will make an offer of employment effective on the Closing Date.

Section 7.10           Updated Backlog and WIP Schedules.  Not later than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser (i) a schedule of the Seller’s Backlog as of a date not more than five (5) Business Days prior to the Closing Date (the “Updated Seller’s Backlog Schedule”) and (ii) a schedule of the Seller’s WIP as of a date not more than five (5) Business Days prior to the Closing Date (the “Updated Seller’s WIP Schedule”).

Section 7.11           In-Transit Checks.  The Parent shall cause to be honored all checks which have been written by the Seller on or prior to the Closing Date and which have not yet been cashed by the respective payee.

Section 7.12           Indebtedness.  On or prior to the Closing, the Parent shall pay, or cause to be paid, all Indebtedness which creates an Encumbrance on any Purchased Asset.

ARTICLE VIII

POST-CLOSING COVENANTS

Section 8.1                                      Confidential Information.

(a)           It is understood that the Seller, EnStructure and the Parent may (i) have Seller Confidential Information and (ii) obtain Purchaser Confidential Information during the preparation and negotiation of this Agreement and the other documents contemplated hereby and the performance by the Seller, EnStructure and the Parent under such other documents (Seller Confidential Information and Purchaser Confidential Information are collectively referred to herein as “Confidential Information”), that, if known to third parties, would damage the Purchaser and the Business.  The Seller, EnStructure and the Parent agree that (x) for a period of five (5) years following the Closing Date, the Seller, EnStructure and the Parent will not use in any manner, for its own account or for the account of others, or divulge to any third party any Seller Confidential Information, except in connection with this Agreement, or its performance under the other documents contemplated hereby and (y) during the respective terms of the other documents contemplated hereby and for a period of five (5) years thereafter, the Seller, EnStructure and the Parent will not use in any manner, for its own account or for the account of others, or divulge to any third party any Purchaser Confidential Information, except in connection with this Agreement or its performance under the documents contemplated hereby.

(b)           In the event the Seller, EnStructure or the Parent is requested or required (by oral demand, or similar process) to disclose any Confidential Information, the Seller, EnStructure or the Parent, as applicable, will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with this provision.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller, EnStructure or the Parent, as applicable, is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt or other official penalties, the Seller, EnStructure or the Parent, as applicable, may disclose the Confidential Information to the tribunal; provided, however, that if so compelled, the Seller, EnStructure or the Parent, as applicable, shall only disclose such portion of the Confidential Information required to be disclosed; provided, further, that the Seller, EnStructure or the Parent, as applicable, shall use its best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.  This obligation of secrecy shall not apply to information that:

(i)            is required to be released pursuant to a lawful order of a court of competent jurisdiction; provided that the Seller, EnStructure or the Parent, as applicable, notifies the Purchaser promptly of such order upon receipt and gives the Purchaser time to seek protection for such Confidential Information;

(ii)           becomes generally available to the public without breach of this Section 8.1 by a member of the Seller, EnStructure or the Parent;

(iii)                               becomes available from Persons who lawfully acquired such information without restriction; or

(iv)          the Purchaser agrees in writing that such information may be used or disclosed by the Seller, EnStructure or the Parent.

(c)           The Seller hereby grants to the Purchaser, effective as of the Closing, all rights it may have under confidentiality letters and contracts with respect to Seller Confidential Information of the Business, and shall deliver all such letters and contracts to the Purchaser at the Closing.

Section 8.2             Tax Matters.  The Seller shall be responsible for and pay when due (i) all of Seller’s Taxes attributable to or levied or imposed upon the Purchased Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the Seller’s business operations.  The Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller’s Tax Returns required to be filed in connection with the Purchased Assets and any portion of any such Tax Returns connected therewith shall be true and correct and completed in accordance with all Legal Requirements.  The Purchaser, the Seller and the Parent agree to reasonably cooperate and assist one another regarding all Tax matters, including any Audit, related to the Business and the Purchased Assets sold pursuant to this Agreement.  The Purchaser agrees to cooperate and assist the Seller and the Parent in connection with any Audits of the Seller for any periods through the Closing Date.  The Seller shall bear the full cost and responsibility for conducting or responding to any such Audits.  The Seller shall notify the Purchaser within ten (10) days of the first notification to the Seller by the Tax Authority of any such Audit or related action.  The Seller shall consult with the Purchaser during the course of any such Audit.

Section 8.3             Bulk Transfers.  The Purchaser hereby waives compliance by the Seller with the requirements of any and all laws relating to bulk sales and bulk transfers.  As consideration for such waiver by the Purchaser, the Seller, EnStructure and the Parent, jointly and severally, hereby agree to indemnify the Purchaser for any loss incurred by the Purchaser resulting from the Seller’s noncompliance with any provision of any bulk sales law which is applicable to the sale of the Purchased Assets pursuant to this Agreement.

Section 8.4             Non-Competition and Nonsolicitation.

(a)           For a period of five (5) years after the Closing (the “Restricted Period”), neither the Seller, EnStructure the Parent nor any of their respective Affiliates shall engage, directly or indirectly, in any business anywhere in any state of the United States of America where the Business of the Seller is conducted as of the Closing that supplies services of the kind supplied by the Business as of the Closing, or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser or the Business in supplying services of the kind supplied by the Business as of the Closing; provided, however, that, for the purposes of this Section 8.4, ownership of securities having no more than one percent (1%) of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 8.4 as long as the Person owning such securities has no other connection or relationship with such competitor.

(b)           For a period of one (1) year after the Closing Date, neither the Seller, EnStructure the Parent nor any of their respective Affiliates shall solicit for employment any management level employee of the Purchaser who immediately prior to the Closing Date was employed by the Seller and who was hired by the Purchaser in connection with the Transactions or in any way interfere with the relationship between the Purchaser and any of such management level employees.

(c)           The Restricted Period shall be extended by the length of any period during which the Seller, EnStructure or the Parent is in breach of the terms of Section 8.4(a).

(d)           Each of the Seller, EnStructure and the Parent acknowledges that this Section 8.4 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser.

(e)           Each of the Seller, EnStructure and the Parent acknowledges that the restrictions set forth in this Section 8.4 are necessary to protect the goodwill the Purchaser is acquiring hereunder and constitutes a material inducement to the Purchaser’s entering into and performing this Agreement.  Each of the Seller, EnStructure and the Parent further acknowledges, stipulates and agrees that a breach of such obligation could result in irreparable harm and continuing damage to the Purchaser for which there may be no adequate remedy at law and further agrees that in the event of any breach of said obligation, the Purchaser may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

(f)            Each of the Seller, EnStructure and the Parent acknowledges and agrees that the restrictions contained in this Section 8.4 are fair and reasonable and necessary to accomplish the full transfer of the Purchased Assets and the Business contemplated hereby.  If, at the time of enforcement of this Section 8.4 a court or other tribunal shall hold that the restrictions therein are unreasonable or unenforceable under circumstances then existing, each of the Seller and the Parent agrees that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

Section 8.5                                      Proration of Taxes and Certain Charges.

(a)           All real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the date of the Closing and ends after the date of the Closing, whether imposed or assessed before or after the date of the Closing, shall be prorated between the Seller and the Purchaser as of 11:59 p.m. (local time) on the date of the Closing.  If any Taxes subject to proration are paid by Purchaser, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b)           Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller for any period in which the Closing shall occur, including, without limitation, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto.  If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 11:59 p.m. (local time) on the date of the Closing.  If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of the Closing.

(c)           The prorations pursuant to this Section 8.5 may be calculated after the Closing, as each item to be prorated accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration.

Section 8.6             Conveyance Taxes.  The Seller and the Purchaser shall share equally the amount of any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement.  The Seller, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure.  Purchaser shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing.  If required, the Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Seller with an executed copy thereof.

Section 8.7             Receivables.  Following the Closing, the Purchaser shall, for the purposes of this Agreement, apply all payments received from customers having Receivable balances on the Closing Date to such customers’ oldest Receivables existing at the time of receipt of such payment by the Purchaser.  Until the earlier of (i) the date that all of the Receivables which existed on the Closing Date have been collected and (ii) one hundred twenty (120) days from the Closing Date, the Purchaser shall provide to the Seller a list, as of the end of each calendar quarter, of all of the Receivables which existed on the Closing Date but which have not been collected at the time of such report.  Such report shall be delivered by the Purchaser to the Seller within fifteen (15) Business Days of the end of the applicable calendar quarter.  To the extent that any Receivable which existed on the Closing Date but was not collected with one hundred and twenty (120) days from the day on which it became due and payable and for which the Purchaser has asserted a claim for indemnification against the Seller, EnStructure or the Parent hereunder is subsequently collected by the Purchaser, then the indemnification obligations of the Seller, EnStructure and the Parent under Article XI hereof shall be reduced by the amount of such payment.

Section 8.8             Cooperation in Litigation.  For a period of two (2) years after Closing Date, each party shall reasonably cooperate with the other party and the other party’s attorneys in the defense or prosecution of any litigation, action, suit or proceeding instituted against or by the other party pertaining to the Purchased Assets or the Business, excluding, however, any litigation, action, suit or proceeding between the parties (including their Affiliates).  Such cooperation shall include, but not be limited to, conferring with the other party’s attorneys or experts at their offices during normal business hours at mutually convenient times and making available to the other party’s attorneys documents or copies of documents specific to the Purchased Assets or the Business, and such cooperation shall include giving testimony voluntarily.  Such cooperation shall not require the cooperating party to be joined as a party in any such litigation.  Each party further agrees that it shall not voluntarily disclose to any third party without the other party’s consent any information or documents received by it heretofore or hereafter from the other party’s attorneys in connection with the defense or prosecution of any litigation or proceedings.  The other party shall pay the out-of-pocket expenses of the cooperating party and those expenses of the cooperating party’s employees and agents reasonably incurred in connection with providing such cooperation but shall not be responsible for paying any fees or for reimbursing the cooperating party for the salaries or costs of fringe benefits or other similar expenses of the cooperating party’s employees and agents in connection with time spent providing such cooperation to the other party.

Section 8.9                                      Payment of Cost of Financial Statement Audit.

(a)           The first $500,000 of the total cost of the Financial Statement Audit collectively under the Acquisition Agreements shall be the responsibility of the Purchaser with any excess over $500,000 being shared equally between the Purchaser and the Seller.  The costs of the Financial Statement Audit for which Seller is responsible hereunder that are paid prior to the Closing Date by the Seller shall be reimbursed by the Purchaser at the Closing upon presentation of evidence of payment of such amounts.  The costs of the Financial Statement Audit for which Seller is responsible hereunder that are incurred but not paid prior to the Closing Date shall either, at the option of the Seller, be paid to the Seller or PricewaterhouseCoopers, LLC by the Purchaser at the Closing upon presentation of invoices for such amounts.  Any costs incurred after the Closing Date in connection with the Financial Statement Audit shall be paid by the Seller and the Purchaser shall reimburse the Seller therefor to the extent that Purchaser is responsible for such costs hereunder within three (3) Business Days following demand by the Seller and presentation of invoices for such amounts.

(b)           In the event this Agreement is terminated pursuant to Section 10.1 hereof, the Purchaser shall be responsible for all of the costs incurred by the Seller in connection with the Financial Statement Audit and shall reimburse the Seller for such costs unless this Agreement is terminated by the Purchaser because of the breach of this Agreement by the Seller, EnStructure or the Parent or because one or more of the conditions to the Purchaser’s obligations under this Agreement is not satisfied as a result of the Seller’s, EnStructure’s or the Parent’s failure to comply with its respective obligations under this Agreement, in which case the Seller shall be responsible for all of the costs incurred by the Seller in connection with the Financial Statement Audit.

Section 8.10           Payment of Certain Obligations.  Within fifteen (15) days after Closing, unless required sooner by applicable Legal Requirement or policy of the Parent, EnStructure or the Seller, the Parent shall pay, or cause to be paid, the following obligations in full so that no such obligations exist as of the effective time of the Closing:  (i) all of Seller’s non-trade accounts payable, including, but not limited to, non-trade accounts payable related to payroll, employee benefits, union benefits and contributions under any Plan, (ii) all of Seller’s employee taxes related to the period prior to and including the Closing Date, (iii) all bonuses, including project bonuses, payable to the employees of the Seller attributable to such employee’s work or employment prior to and including the Closing Date, whether or not accrued on the books of the Seller, and (iv) the cash value of all vacation days which have been earned by the employees of the Seller and remain outstanding as of the Closing Date, whether or not accrued on the books of the Seller.

Section 8.11           Demand Repayment.   At any time and from time to time following the Closing, Parent shall pay, subject to the immediately following sentence, to Mueller an aggregate amount equal to $185,000, as reimbursement of the amount of sign-on bonuses Mueller or its Affiliates may become obligated to make under the terms of certain management agreements Mueller or its Affiliates contemplates entering into with certain management employees of Seller. Payment shall be made no later than five (5) Business Days after such payments are scheduled to be made pursuant to the terms of the management agreements or upon earlier written demand of Mueller. In no event shall Parent be obligated to pay more than $185,000 pursuant to this Section 8.11.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1             Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Statutes; Court Orders.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Transactions; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Transactions; and

(b)           No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, the Seller, EnStructure, the Parent or against any Affiliate thereof, any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions;

Section 9.2             Conditions to Obligations of the Purchaser to Effect the Closing.  The obligations of the Purchaser to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  All of the representations and warranties of the Seller, EnStructure and the Parent set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each representation or warranty that is not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date;

(b)           Performance by the Seller and the Parent.  All of the covenants and obligations that the Seller, EnStructure and the Parent are required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects;

(c)           Consents Obtained.  All Consents of any Person necessary to the consummation of the Closing and the Transactions, including Assigned Contracts and Consents from any Governmental Entity and any landlord consent with respect to the assignment or subleasing of any Leased Real Property, shall have been obtained;

(d)           Material Adverse Change.  Since the date of this Agreement, there shall not have been any Material Adverse Change and no event shall have occurred or circumstance exists except for those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change;

(e)           Employment Agreement.  Steven Hicks shall have entered into an employment agreement with InfraSource Corporate Services, Inc. substantially in the form of Exhibit J attached hereto;

(f)            Completion of Other Transactions.  The transactions contemplated by the Acquisition Agreements other than this Agreement shall have been consummated;

(g)           Audited Financial Statements.  The Seller shall have delivered to the Purchaser the Audited Financial Statements together with an unqualified opinion of PricewaterhouseCoopers, LLP thereon;

(h)           Title Insurance.  The Purchaser shall have received a title insurance policy issued by a reputable title insurance company selected by the Purchaser insuring, at regular rates, the Purchaser’s fee simple title to the Owned Real Property and, if the Purchaser elects, the Purchaser’s leasehold title to the Leased Real Property that is being assigned to the Purchaser hereunder as good and marketable and free of all Encumbrances except Permitted Encumbrances.

(i)            Permits.  The Purchaser shall have obtained all Permits necessary to operate the Business from and after the Closing Date; and

(j)            Closing Deliveries.  The closing deliveries required pursuant to Sections 2.2, 2.3 and 2.4 shall have been made.

Section 9.3             Conditions to Obligations of the Seller, EnStructure and the Parent to Effect the Closing.  The obligations of each of the Seller, EnStructure and the Parent to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  All of the representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each representation or warranty that is not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date;

(b)           Performance by Purchaser.  All of the covenants and obligations that the Purchaser is required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects;

(c)           Consents Obtained.  All Consents of any Person necessary for the consummation by the Purchaser of the Closing and the Transactions shall have been obtained;

(d)           Closing Deliveries.  The closing deliveries required pursuant to Section 2.5 shall have been made; and

(e)           Completion of Other Transactions.  The transactions contemplated by the Acquisition Agreements other than this Agreement shall have been consummated.

ARTICLE X

TERMINATION

Section 10.1                                Termination.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)           by the Purchaser if a material breach of any provision of this Agreement has been committed by the Seller, EnStructure or the Parent and such breach has not been waived or the Purchaser has notified the Seller of such breach and such breach has continued without cure for a period of ten (10) days after notice of such breach or by the Seller or the Parent if a material breach of any provision of this Agreement has been committed by the Purchaser and such breach has not been waived or the Seller has notified the Purchaser of the breach and such breach has continued without cure for a period of ten (10) days after notice of such breach;

(b)           (i) by the Purchaser if any of the conditions in Section 9.1 or 9.2 has not been satisfied as of the date specified in Section 10.1(d) or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the date specified in Section 10.1(d) or (ii) by the Seller or the Parent if any of the conditions in Section 9.1 or 9.3 has not been satisfied as of the date specified in Section 10.1(d) or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement) and the Seller and the Parent has not waived such condition on or before the date specified in Section 10.1(d);

(c)                                  by mutual consent of the Purchaser and the Seller; or

(d)           by either the Purchaser or the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the ninetieth (90th) day following the date hereof or such later date as the parties may agree upon.

Section 10.2           Effect of Termination.  In the event of the termination of this Agreement as provided under Section 10.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or obligation thereafter on the part of the Purchaser, the Seller, EnStructure or the Parent except as set forth in this Section 10.2 and Section 8.9(b) hereof; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

INDEMNIFICATION

Section 11.1           Survival of Representations and Warranties.  All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive hereunder for a period of eighteen (18) months following the Closing Date; provided, however, that:

(a)           the representations and warranties contained in Sections 3.1, 3.2, 3.7(a), 4.1, 4.2, 5.1, 5.2, 6.1 and 6.2 (collectively, the “Fundamental Representations and Warranties”) shall survive the Closing in perpetuity;

(b)           the representations and warranties in Section 3.15 shall survive the Closing for sixty (60) days following the expiration of the applicable statutory period of limitations (including any tolling or extension thereof) with respect to the matter that is the subject of the applicable representation or warranty;

(c)           the representations and warranties contained in Section 3.14 shall survive the Closing for three (3) years following the Closing Date; and

(d)           the representations and warranties contained in Section 3.9 and 3.13 shall survive the Closing for five (5) years following the Closing Date.

Except for those covenants and agreements which by their terms terminate earlier, all covenants and agreements herein shall survive the Closing in perpetuity and remain in full force and effect.  The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants, or obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

Section 11.2           Indemnification by the Seller, EnStructure and the Parent.  Subject to the limitations set forth in Section 11.4, the Seller, EnStructure and the Parent shall jointly and severally indemnify and hold harmless the Purchaser and its officers, directors, employees, agents and Affiliates for, and will pay to such indemnified persons the amount of, any loss, liability, claim, Taxes, diminution in value, damage, consequential damage, or expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any breach of any representation or warranty made by the Seller or the Parent in this Agreement, or in any certificate or document delivered thereby pursuant to this Agreement;

(b)           any breach of any covenant or obligation by the Seller and the Parent in this Agreement or the other document contemplated hereby;

(c)           any Excluded Liability (including any litigation, including the Proceedings set forth on Part 3.12 of the Disclosure Schedule, any Pre-Closing Liability, except for the Assumed Liabilities, or any other Liability arising out of the ownership of the Business or Purchased Assets prior to the Closing);

(d)           waiver of compliance with bulk sales law pursuant to Section 8.3;

(e)           the Seller’s share of the Conveyance Taxes pursuant to Section 8.6;

(f)            any broker’s or finder’s fee described in Section 3.19; and

(g)           without limiting any of the foregoing, the environmental conditions relating to an approximately 300-gallon steel aboveground storage tank (and nearby signs of oil staining) located in an outdoor, asphalt-paved portion of the site at 2606 Highway 191, Council Bluffs, Iowa.

Section 11.3           Indemnification by the Purchaser.  Subject to the limitations set forth in Section 11.4, the Purchaser will indemnify and hold harmless the Seller, EnStructure and the Parent and their respective officers, directors, employees, agents and Affiliates for, and will pay to such indemnified persons the amount of Damages arising, directly or indirectly, from or in connection with:

(a)           any breach of any representation or warranty made by the Purchaser in this Agreement, or in any certificate or document delivered thereby pursuant to this Agreement;

(b)           any breach of any covenant or obligation by Purchaser in this Agreement or the other document contemplated hereby;

(c)                                  any Assumed Liability; and

(d)                                 the Purchaser’s share of the Conveyance taxes pursuant to Section 8.6.

Section 11.4                                Limitations.

(a)           Except for indemnification claims against the Seller, EnStructure or the Parent resulting from the Excluded Liabilities, breach of Fundamental Representations and Warranties and the breach of any agreements or covenants, the Seller, EnStructure and the Parent will have no liability for indemnification for the first $200,000 in the aggregate of Damages incurred by the Purchaser under the Acquisition Agreements (the “Threshold Amount”), in which case the Seller, EnStructure the Parent will be jointly and severally responsible for aggregate Damages incurred by the Purchaser under the Acquisition Agreements only to the extent of the excess over the Threshold Amount, but not to exceed fifty percent (50%) of the Aggregate Purchase Price.

(b)           Except for indemnification claims against the Purchaser resulting from Assumed Liabilities, breach of Fundamental Representations and Warranties and the breach of any agreements or covenants, the Purchaser will have no liability for indemnification for the first $200,000 in the aggregate of Damages incurred by the Seller, EnStructure or the Parent under the Acquisition Agreements, in which case the Purchaser will be responsible for aggregate Damages incurred by the Seller, EnStructure or the Parent under the Acquisition Agreements only to the extent of the excess over the Threshold Amount, but not to exceed fifty percent (50%) of the Aggregate Purchase Price.

(c)           Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit any remedy of the Purchaser at law or in equity for fraud or fraudulent misrepresentation or in which the Purchaser may seek specific performance or other equitable relief.

(d)           No Damages will be deemed to have been sustained by any party to the extent of any insurance proceeds actually received by such party with regard thereto.

(e)           Notwithstanding anything to the contrary in this Agreement, for purposes of the application of the indemnity provisions in this Article XI, the determination of the amount of any Damages resulting from any breach shall be determined without giving effect to any “Material Adverse Effect” qualification or any other materiality or similar qualification contained in the representations, warranties, covenants or agreements herein.

Section 11.5           Procedure for Indemnification - Third Party Claims.  Promptly after receipt by an indemnified party under Section 11.2 or 11.3 (an “Indemnified Party”) of notice of commencement of any third-party claim that may give rise to an indemnification obligation under this Article XI, such Indemnified Party will give notice to each party against whom indemnity may be sought (an “Indemnifying Party”) in writing of the commencement of such claim together with the estimated amount of such claim (if known), and the Indemnifying Party or Parties shall have the right to assume the defense (at the Indemnifying Party or Parties’ expense) of any such claim through counsel of the Indemnifying Party’s or Parties’ own choosing by so notifying the Indemnified Party within thirty (30) days of the first receipt by any Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party.  Failure to give notice of commencement of a claim shall not affect the indemnification obligations hereunder except to the extent of actual and material prejudice.  Each Indemnified Party shall have the right to employ separate counsel in such claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each Indemnified Party unless:  (i) the Indemnifying Party has agreed to pay such expenses; or (ii) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include any Indemnified Party and the Indemnifying Party or an Affiliate of the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party or such Affiliate or (y) a conflict of interest may exist if such counsel represents such Indemnified Party and the Indemnifying Party or its Affiliate; provided that, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel in the circumstances described in clause (i), (ii) or (iii) above, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party.  Without the consent of the Indemnified Party, the Indemnifying Party or Parties shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving of a release from all Liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is the subject of such third-party claim and (ii) does not include a statement as to or an admission of fault,  culpability or a failure to act, by or on behalf of an Indemnified Party.  If notice is given to an Indemnifying Party of the commencement of a claim and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnified Party.

Section 11.6           Establishment and Contesting of Indemnification Liability.  To be effective, any claim for indemnification by an Indemnified Party must be made by a written notice (a “Notice of Claim”) to the Indemnifying Party or Parties, given in accordance with the provisions of Section 13.3 hereof.  Furthermore, any claim for indemnification must be made by no later than the expiration of the applicable periods set forth in Section 11.1 above, if any, and if the Purchaser has made such a claim prior to the expiration of the applicable period set forth in Section 11.1 above, if any, then, subject to the limitations set forth in Section 11.4 above, the Indemnified Party shall be entitled to recover the full amount of its Damages even if that amount is not finally determined until after such expiration.  Upon receipt of a Notice of Claim, the Indemnifying Party or Parties shall have thirty (30) Business Days to contest their indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnified Party (a “Contest Notice”).  Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party or Parties to the claim.  If no such Contest Notice is given within such thirty (30) Business Day period, the obligation of the Indemnifying

Party or Parties to pay the amount of the Damages incurred by the Indemnified Party in connection with the claim shall be deemed established and accepted by the Indemnifying Party or Parties.  If, on the other hand, the Indemnifying Party or Parties contest a Notice of Claim within such thirty (30) Business Day period, the Indemnified Party and the Indemnifying Party or Parties shall thereafter attempt in good faith to resolve their dispute by mutual agreement.  Upon final determination of the amount of the Damages that is the subject of an indemnification claim (whether such determination is the result of the Indemnifying Party’s or Parties’ acceptance of, or failure to contest, a Notice of Claim, or a resolution of any dispute with respect thereto by agreement of the parties or otherwise), the Indemnifying Party or Parties shall be obligated to pay the amount of such shortfall to the Indemnified Party within two (2) Business Days of such final determination of the amount of the Damages due by the Indemnifying Party or Parties.

Section 11.7           Tax Effect of Indemnification Payments.  All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

ARTICLE XII

DEFINITIONS AND INTERPRETATION

Section 12.1           Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Acquisition Agreements” shall mean this Agreement, the Asset Purchase Agreement, dated the date hereof, by and among the Purchaser, Sub-Surface Construction Co., EnStructure and the Parent and the Asset Purchase Agreement, dated the date hereof, by and among IUC South, LLC, Flint Construction Co., EnStructure and the Parent.

“Acquisition Proposal” means any inquiries, discussion, negotiation or proposal with respect to any acquisition of (x) any of the capital stock of the Seller, (y) any of the assets of the Seller outside of the ordinary course of business consistent with past practice or (z) the businesses of the Seller, whether by means of a stock sale, merger, consolidation, reorganization, business combination or otherwise.

“Adjustment Amount” shall mean the result obtained by subtracting $8,500,000 from the Closing Date Net Working Capital collectively under the Acquisition Agreements.

“Adjustment Amount Calculation” shall have the meaning set forth in Section 1.7(a).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliate Transactions”  shall mean any Contract or other arrangement between or among the Seller on the one hand, and any of any Affiliate of any of them, on the other hand.

“Aggregate Purchase Price” shall mean the total purchase price under the Acquisition Agreements.

“Agreement” or “this Agreement” shall mean this Amended and Restated Asset Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule.

“Applicable Contract” shall mean any Contract (a) under which the Seller has or may acquire any rights, (b) under which the Seller has or may become subject to any obligation or Liability, or (c) by which the Seller or any of the assets owned or used by it is or may become bound.

“Applicable Interest Rate” shall be the three (3) month “London Interbank Offered Rate (LIBOR)” reflected in the Money Rates section of The Wall Street Journal on the Closing Date plus three percent (3%).

“Assigned Contract” shall have the meaning set forth in Section 1.1(b).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.2(b).

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“Audit” shall mean any audit, investigation, assessment of Taxes, other examination or proceeding by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

“Audited Financial Statements”  shall have the meaning set forth in Section 7.6.

“Balance Sheet” shall have the meaning set forth in Section 3.3(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.3(a).

“Bill of Sale” shall have the meaning set forth in Section 2.2(a).

“Business” shall have the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or required by law or executive order to remain closed.

“Business Records”  shall mean all existing records, information and literature (other than those related to the divestiture of the Business), confidential and otherwise, including, but not limited to, financial records and analyses generated by or used in the Business within three (3) years from the Closing Date, sales aids, marketing and technical literature, sales lead information, customer lists and databases, sales history, supplier lists and records related to the Intellectual Property, whether such records are in electronic form or otherwise, wherever located.

“Causes of Action”  shall mean all of the Seller’s claims against any Person relating to any right, property or asset included in the Purchased Assets, or against any party to an Assigned Contract, whether now existing or hereafter arising, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties or guaranties.

“Closing” shall mean the closing referred to in Section 2.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 1.7(a).

“Closing Date Net Working Capital” shall mean the Net Working Capital of the Sellers under the Acquisition Agreements as of the Closing Date as determined pursuant to Section 1.7.

“COBRA” shall have the meaning set forth in Section 3.14(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall mean all Intellectual Property that is purported to be owned by the Seller, or is currently used by the Seller or held for use for the Seller in connection with the Business as presently conducted or as currently proposed to be conducted.

“Confidential Information” shall have the meaning defined in Section 8.1.

“Consent” shall mean any approval, consent, ratification, waiver or other authorization.

“Contest Notice” shall have the meaning set forth in Section 11.6.

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Conveyance Taxes” means all sales, use, value-added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Copyrights” shall mean U.S. and foreign copyrights (including those in computer software and databases), and all registrations and applications to register the same.

“Damages” shall have the meaning set forth in Section 11.2.

“Delivered” or “delivered” shall, where appropriate, include the placement of information or documentation on the Intralinks.com website.

“Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by the Seller and the Parent and delivered to the Purchaser simultaneously with the execution hereof.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“EnStructure” shall have the meaning set forth in the preamble.

“EnStructure Material Adverse Effect” shall mean a material adverse effect on the financial condition, assets and liabilities (taken together), results of operations or business of EnStructure and its subsidiaries taken as a whole.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Excluded Assets “ shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Exclusivity Agreement” shall have the meaning set forth in Section 2.3(a).

“Financial Statement Audit” shall have the meaning set forth in Section 7.6.

“Financial Statements” shall have the meaning set forth in Section 3.3(a).

“Fundamental Representations and Warranties” shall have the meaning set forth in Section 11.1(a).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” shall mean the federal, state or local government, a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“HIPAA” shall have the meaning set forth in Section 3.14(c).

“Indemnified Party” shall have the meaning set forth in Section 11.5.

“Indemnifying Party” shall have the meaning set forth in Section 11.5.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing and/or capital leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Encumbrances on any property and (vi) all guarantee obligations.

“Independent Firm” shall have the meaning set forth in Section 1.7(a)(ii).

“Intellectual Property” shall mean all of the following:  Trademarks, Patents, Copyrights and Trade Secrets.

“IRS” shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge,” a Person will be deemed to have “Knowledge” of a particular fact or other matter if such Person is actually aware, or in the course of conducting a reasonable investigation should have known, of such fact or other matter and, in the case of the Seller, EnStructure or the Parent, if any officer thereof is actually aware, or in the course of performing his or her duties or conducting a reasonable investigation should have known, of such fact or other matter.

“Lease” shall mean each lease, sublease, license or other occupancy agreement (as amended, modified or supplemented thereto) pursuant to which the Seller leases, subleases, possesses, operates or otherwise occupies any real or personal property.

“Lease Assignments” shall have the meaning set forth in Section 2.2(c).

“Leased Real Property” shall have the meaning set forth in Section 3.8.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liabilities” shall mean liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown and whether or not due, including liabilities for Taxes and all off-balance sheet liabilities and obligations.

“Licenses” shall mean all licenses, sublicenses and other agreements pursuant to which the Seller has acquired rights in or to any Trademarks, Patents, Copyrights or Trade Secrets and all licenses, sublicenses and other agreements pursuant to which the Seller has licensed or transferred the right to use any of the foregoing, other than standard business software licenses.

“Material Adverse Change” shall have the meaning set forth in Section 3.28.

“Material Adverse Effect” shall mean a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of the Seller or on the ability of the Seller to consummate the Transactions.

“Materials and Supplies” shall mean all inventory of the Seller, including raw materials, supplies, work in process and finished goods.

“Materials of Environmental Concern” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; fungus, mold and radon.

“Mueller” shall have the meaning set forth in the preamble.

“Net Working Capital” shall mean the aggregate dollar value determined in accordance with GAAP consistently applied represented by the amount by which the Seller’s current assets, which shall be limited to the following line items on the Closing Date Balance Sheet: “Accounts Receivable” (net of “Allowance for Doubtful Accounts”), “Accrued Revenue”, “Materials and Supplies” and “Other Current Assets”, exceed its current liabilities, which shall be limited to the following line items on the Closing Date Balance Sheet “Accounts Payable-Vouchered,” “Accounts Payable-Unvouchered,” “Accounts Payable-Retainage Payable,” “Customer Advance Payments” related to Assigned Contracts, “Excess Billings” related to Assigned Contracts and “Job-Site Clean-Up” related to Assigned Contracts, as all of the foregoing is illustrated on Exhibit I attached hereto.

“Notice of Claim” shall have the meaning set forth in Section 11.6

“Objection Notice” shall have the meaning set forth in Section 1.7(a)(i).

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization, operating agreement and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” shall mean the real property listed on Part 3.8 in the Disclosure Schedule as Owned Real Property.

“Parent” shall have the meaning set forth in the preamble.

“Parent Material Adverse Effect” shall mean a material adverse effect on the financial condition, assets and liabilities (taken together), results of operations or business of the Parent and its subsidiaries, taken as a whole.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models,  certificates of invention and like statutory rights.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permit” shall have the meaning set forth in Section 3.13.

“Permitted Encumbrances” shall mean (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and which liabilities or obligations are treated as current liabilities in the calculation of Net Working Capital, and (b) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or materially impairs the operations of the Seller, and (ii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan” shall mean each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other stock-based incentive, employment (including offer letters), consulting, severance, change in control or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether formal or informal, written or oral and whether legally binding or not, that is sponsored, maintained or contributed to or was sponsored, maintained or contributed to at any time by the Seller or by any ERISA Affiliate for the benefit of any current or former employee, consultant, officer or director of the Seller or any ERISA Affiliate.

“Pre-Closing Liability” mean any debt, Liability or obligation (whether or not disclosed in the Disclosure Schedule) of the Seller, EnStructure, the Parent or any of their respective Affiliates relating to facts, conduct, conditions or circumstances in existence on or before the Closing Date, including, without limitation any claim against the Seller, EnStructure, the Parent or any of their respective Affiliates relating to or arising out of (A) actual or alleged breach of contract or warranty, (B) workers’ compensation obligations and claims and other claims asserted by employees of the Seller, EnStructure, the Parent or any of their respective Affiliates with respect to actual or alleged injuries or other Damages suffered by such employees relating to incidents occurring on or before the Closing Date, (C) Liabilities, obligations, Damages or claims arising out of actual or alleged injuries or Damages resulting from truck or automobile collisions, mishaps or accidents occurring on or before the Closing Date, or (D) Liabilities, obligations, Damages or claims arising out of (i) employees or former employees of the Seller, EnStructure, the Parent or any of their respective Affiliates relating to their employment by the Seller, EnStructure, the Parent or any of their respective Affiliates on or before the Closing Date including, without limitation, claims relating to their termination of employment (in connection with the Transaction or otherwise) or their failure to obtain employment with the Seller, EnStructure, the Parent or any of their respective Affiliates for any reason whatsoever or respecting compensation and benefits under any Contract or benefit or compensation plans or any other employee benefit program maintained by, or on behalf of, the Seller, EnStructure, the Parent or any of their respective Affiliates (including severance costs), and (ii) employee benefit plans sponsored, maintained or contributed to by any ERISA Affiliate.

“Proceeding” shall have the meaning set forth in Section 3.12.

“Purchase Price” shall have the meaning set forth in Section 1.6.

“Purchased Assets” shall have the meaning set forth in Section 1.1.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Confidential Information” shall mean all information of the Purchaser, in whatever form or medium, presently existing or hereafter developed.

“Purchaser Material Adverse Effect” shall mean a material adverse effect on the financial condition, assets and liabilities (taken together), results of operations or business of Purchaser and its subsidiaries, taken as a whole.

“Receivables” shall mean any and all accounts receivable, notes and other amounts receivable (including accrued revenue and retainage) of the Business, including, without limitation, receivables from and advances to employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Restricted Period” shall have the meaning set forth in 8.4.

“Seller” shall have the meaning set forth in the preamble.

“Seller Confidential Information”  shall mean all information of the Seller, in whatever form or medium, directly relating to the Business or the Purchased Assets, presently existing or hereafter developed.

“Seller’s Backlog” shall have the meaning set forth in Section 3.25.

“Seller’s WIP” shall have the meaning set forth in Section 3.31.

“Services Agreement” shall have the meaning set forth in Section 2.4(b).

“SPD” shall have the meaning set forth in Section 3.14(b).

“Tax” or “Taxes” shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Authority” shall mean the Internal Revenue Service and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Return” shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto or required to be filed with a Tax Authority.

“Threshold Amount” shall have the meaning set forth in Section 11.4(a).

“Trademarks” shall mean U.S. and foreign trademarks, trade dress, service marks, designs, logos, slogans, trade names, corporate names and general intangibles of like nature, together with goodwill, and all registrations and applications to register the foregoing.

“Trade Secrets” shall mean all confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies, including all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement and the other documents contemplated by this Agreement.

“Transition Agreement” shall have the meaning set forth in Section 2.4(c).

“Updated Seller’s Backlog Schedule” shall have the meaning set forth in Section 7.10.

“Updated Seller’s WIP Schedule” shall have the meaning set forth in Section 7.10.

“WARN Act” shall have the meaning set forth in Section 3.18(h).

Section 12.2                                Interpretation.

(a)           When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)           Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)            A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1           Fees and Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as provided in this Agreement, each party will pay its own expenses in connection with the negotiation, execution and performance of this Agreement and the documents contemplated hereby, the transactions contemplated by this Agreement and the documents contemplated hereby and all things required to be done in connection with this Agreement and the documents contemplated hereby, including attorneys’ fees, brokerage or financial advisor fees, filing fees and accounting fees.

Section 13.2           Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Purchaser, the Seller and the Parent expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 13.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser, to:

InfraSource Underground Construction, LLC

c/o InfraSource Underground Services, Inc.

2936 S. 166th Street

New Berlin, WI 53151

Attention:  Paul M. Daily, President & CEO

Fax:  (262) 787-9178

with copies to:

InfraSource Services, Inc.

100 West Sixth Street

Media, Pennsylvania 19063

Attention:  David R. Helwig, President & CEO

Fax:  (610) 480-8097

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, Pennsylvania 19103

Attention:  Mary J. Mullany, Esq.

Fax:  (215) 864-9969

if to the Seller, EnStructure or the Parent, to:

SEMCO Energy, Inc.

28470 Thirteen Mile Road

Farmington Hills, MI  48334

Attention:  Mark Prendeville, Esq., Counsel

Fax:  (248) 702-6300

with a copy to:

Loomis, Ewert, Parsley, Davis & Gotting, P.C.

232 S. Capitol Ave., Suite 1000

Attention:  Ronald W. Bloomberg, Esq.

Fax:  (517) 318-9208

Section 13.4           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 13.5           Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein):  (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as set forth in Article XI, is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

Section 13.6           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 13.7           Governing Law.  Except as specifically provided otherwise in other agreements, this Agreement and all other agreements executed pursuant to the terms of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.  For purposes of this Agreement, and for such purposes only, the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.  FOR PURPOSES OF THIS AGREEMENT, AND FOR SUCH PURPOSES ONLY, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL.  FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

Section 13.8           Time of Essence.  Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 13.9           Extension; Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided that the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 13.10         Election of Remedies.  Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement by any party hereto will constitute an election of remedies by, or limit in any manner the enforcement of any other remedies that may be available to, such party, whether at law or in equity.

Section 13.11         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that the Purchaser may, with prior written notice to the Purchaser, assign, any or all of its rights and interests hereunder to any Affiliate of the Purchaser.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 13.12         Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 13.13         Amendment and Restatement.  Notwithstanding any other provision of this Agreement, the representations and warranties of all parties and the information in Parts 3, 4, 5 and 6 of the Disclosures Schedules are as of July 30, 2004 and the effective beginning date of the covenants prior to Closing set forth in Section 7 is July 30, 2004.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

INFRASOURCE UNDERGROUND CONSTRUCTION, LLC

By:	/s/ David R. Helwig
	Name:	David R. Helwig
	Title:	Chairman

MUELLER PIPELINERS, INC.

By:	/s/ David R. Helwig
	Name:	David R. Helwig
	Title:	Chairman

IOWA PIPELINE ASSOCIATES, INC.

By:	/s/ Steven W. Warsinske
	Name:	Steven W. Warsinske
	Title:	Vice President

ENSTRUCTURE CORPORATION

By:	/s/ Steven W. Warsinske
	Name:	Steven W. Warsinske
	Title:	Vice President

SEMCO ENERGY, INC.

By:	/s/ Steven W. Warsinske
	Name:	Steven W. Warsinske
	Title:	Vice President